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                                                                EXHIBIT (a)(12)


             [Form of E-Mail Communication Transmitting Supplement]

TO: All Wolverine Employees, Officers and Directors Eligible to Participate in the Option Exchange Program

FROM:    Thomas Johnson

DATE:    September 17, 2001

RE:      Supplemental Information Concerning the Offer to Exchange
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         The attached document provides supplemental information concerning the
Offer to Exchange, dated August 23, 2001. Pursuant to this Supplement, we are amending Section 5 of the Offer to Exchange to provide that, shortly after the conclusion of the offer period, you will receive a personalized notice confirming the number of your eligible option shares that we cancelled, the number of replacement option shares that you will be granted, and the date the replacement option grants will be made. We are also amending Section 10 of the Offer to Exchange to add certain summary financial information concerning Wolverine, and we are adding information regarding the Election Form and Notice of Change of Election to Section 19.

         This Supplement does not alter any other term or condition previously set forth in the Offer to Exchange, and you should carefully review the Supplement in conjunction with your review of the Offer to Exchange.

         If you have any questions about this Supplement, or if you need additional copies of the Offer to Exchange, Election Form or Notice of Change of Election, please contact me at (256) 580-3969 or johnsont@wlv.com.